Exhibit 99.1
AWH Announces Third Quarter 2025 Financial Results
Delivered Q3 2025 Net Revenue of $124.7 million
Achieved Q3 2025 Adjusted EBITDA1 of $31.1 million, representing a 24.9% margin
Focused margin optimization fueled sequential Adjusted Gross Margin1 growth of 300-basis points to 46.4%
Drove strategic market densification with seven new stores added year-to-date, expanding nationwide footprint to 46 locations2
NEW YORK, NY, November 10, 2025 — Ascend Wellness Holdings, Inc. (“AWH,” “Ascend,” or the “Company”) (CSE: AAWH.U, OTCQX:AAWH), a leading multi-state, vertically integrated cannabis operator and consumer packaged goods company, today reported its financial results for the quarter ended September 30, 2025 (“Q3 2025”). Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”), and all currency is in U.S. dollars.
Business Highlights
•Advanced densification strategy through the addition of seven strategically located retail stores year-to-date, enhancing market depth and expanding total footprint, including partner locations, to 46 nationwide.
◦Subsequent to the quarter, the Company received approval from the New Jersey Cannabis Regulatory Commission for its newest store in Little Falls. This location marks Ascend’s first partner dispensary in New Jersey. The Company is one of only six operators approved under Assembly Bill A4151, which aims to expand investment opportunities for diversely owned cannabis businesses.
◦A robust retail development pipeline comprised of 13 additional stores positions the Company to achieve its target of 60 locations2 within the next 12 months, a goal launched at the end of 2024 and subject to regulatory approvals and timelines.
•Executed CPG-driven growth initiatives and customer-focused innovation with a series of product launches including:
◦Expansion of the Effin’ product line with the introduction of effects-based vapes, offered in 1g full-flavor cartridges across five SKUs – Zen, Chillin’, Do It!, Deep Sleep, and Love. The new vapes feature expertly formulated combinations of THC and minor cannabinoids and are available across Illinois, Massachusetts, and New Jersey. An all-in-one disposable format is slated for launch in the coming weeks.

◦Unveiling of new effects-based gummies from Effin’, including five unique flavors and formulations such as Relief (Sour Acai), Zen (Peach & Honey), Showtime (Pina Colada), Deep Sleep (Dark Cherry), and Create (Strawberry Tequila). Select offerings are available in Illinois, Massachusetts, and New Jersey.
◦Launched High Wired infused flower and pre-rolls in New Jersey in September, after an initial highly successful debut in Illinois and Massachusetts in Q2 2025. High Wired is the number two infused flower brand by sales and units across all three states, according to BDSA.
◦Debut of Ozone Reserve and Simply Herb pre-rolls in Ohio, following the state’s approval of the form factor in August 2025.
◦As of the end of Q3 2025, the Company has launched 420 SKUs and remains on track to achieve a record of nearly 550 SKU launches for the full year.
◦Rollout of Simply Herb’s all-in-one disposable 1g vapes in seven unique flavors early in the fourth quarter of 2025, such as Mango Sticky Rice and Fruit Lagoon, across Illinois, Massachusetts, and New Jersey.
•Launched a fully integrated e-commerce ecosystem in alignment with AWH’s customer-first focus, including a redesigned Dutchie-powered shopping platform, an app featuring AI-driven personalization, Ascend Pay pay-by-bank functionality, and an enhanced Ascenders Club loyalty program with tiered, points-based rewards and exclusive benefits.
•Strengthened capital position with the closing of a $9.3 million financing from CF Bank through a mortgage loan secured by our Ohio real estate assets (the “Ohio Mortgage Loan”). The Ohio Mortgage Loan carries a competitive interest rate of 8.5% per annum and matures in September 2030.
•Repurchased approximately 1.0 million shares of Class A common stock (“Common Shares”) in the open market under AWH’s normal course issuer bid (“NCIB”) share buyback program (the “Buyback Program”) in Q3 2025.
◦Since Q4 2024, the Company has repurchased and retired a total of approximately 15 million shares, at an average price of $0.30 per share3. Share repurchases under the Buyback Program are expected to continue in line with NCIB terms and applicable regulatory limits.
Q3 2025 Financial Highlights
•Total net revenue was $124.7 million compared to $127.3 million in the second quarter of 2025 (“Q2 2025”).
◦Retail revenue was $83.8 million, a 3.1% sequential decrease.
◦Wholesale revenue increased 0.3% quarter-over-quarter to $41.0 million.
•Adjusted Gross Profit1 was $57.8 million compared to $55.3 million in Q2 2025.

•Net loss of $25.8 million compared to $24.4 million in Q2 2025.
•Adjusted EBITDA1 was $31.1 million for Q3 2025, representing a 24.9% margin1.
◦Quarter-over-quarter, Adjusted EBITDA1 increased 8.9% and Adjusted EBITDA Margin1 increased by 250-basis points.
•As of September 30, 2025, cash and cash equivalents were $87.3 million and Net Debt4 was $281.8 million.
Management Commentary
“During the third quarter, we continued to execute on our optimization strategies with discipline, maintaining a sharp focus on cost control and operational efficiency that underpin our long-term strategy,” said Sam Brill, Chief Executive Officer and Director of AWH. “These priorities have delivered profitability improvements, as reflected in our margin expansion, as we navigate a complex operating environment and focus on rebuilding topline momentum and strengthening operating leverage. Our market densification strategy continues, with the approval of our planned expansion in New Jersey coming to fruition later this month with the opening of our Little Falls partner store. This key growth milestone positions us for further store development and regional penetration in New Jersey, while our balance sheet and strong store pipeline support additional planned openings in other key markets as we secure necessary regulatory approvals.”
“Alongside our expansion efforts, we continued to elevate the customer experience by refreshing our leading brand portfolio with the addition of over 420 new SKUs year-to-date and rolling out our new shopping platform and loyalty program across our network,” said Frank Perullo, Co-Founder, President, and Director of AWH. “These investments are firmly rooted in our customer-centric approach and commitment to innovation, driving meaningful brand differentiation, growing long-term market loyalty, and supporting continued margin improvement. A standout achievement in the third quarter was the successful launch of Ozone Reserve and Simply Herb pre-rolls in Ohio, where strong customer demand is reinforcing our brand’s momentum in a foundational market.”
Roman Nemchenko, Chief Financial Officer of AWH, added, “As year-end approaches, we believe that the decisive steps we have taken are positioning the Company for sustained financial strength. The successful completion of our recent $9.3 million mortgage financing, secured by our Ohio assets at an attractive 8.5% interest rate, has fortified our capital base and supports our disciplined retail expansion strategy. We remain committed to prudent cost management, which has been instrumental in generating the capital needed for targeted investments across our brands, product innovation, customer engagement platforms, and facilities. These initiatives have strengthened our foundation and created a clear path for value creation for our shareholders in the year ahead.”
Q3 2025 Financial Overview
Net revenue totaled $124.7 million for Q3 2025, representing a 2.0% sequential decline. This decrease is attributable to a reduction of 2.1% in retail revenue, offset by a 0.1% increase in third-party wholesale revenue.

Retail revenue was $83.8 million, a 3.1% decrease sequentially, primarily due to ongoing price compression and lower transaction volumes across various markets, which adversely impacted same-store sales growth. This pressure was partially offset by the gradual ramp-up of five new stores that opened in the first half of 2025, as well as the addition of two stores during the quarter.
Third-party wholesale revenue was $41.0 million, a 0.3% increase from the prior quarter, reflecting a shift in mix, including a strategic shift to redirect biomass toward higher margin finished products, but thereby reduced bulk flower and oil available to third-party customers, and an impact from continued pricing pressures in several markets.
Q3 2025 gross profit was $43.6 million, or 35.0% of revenue, as compared to $41.4 million, or 32.5% of revenue, in Q2 2025. Adjusted Gross Profit1 was $57.8 million, or 46.4% of revenue, for Q3 2025, as compared to $55.3 million, or 43.4% of revenue, for the prior quarter. This increase was primarily driven by the Company’s retail channel, reflecting a higher vertical sales mix along with improved margins on third-party products. There was also a benefit from an increase in wholesale margin from improvements in the mix between bulk and finished goods.
Total general and administrative (“G&A”) expenses for Q3 2025 were $44.9 million, or 36.0% of revenue, compared to $42.4 million, or 33.3% of revenue, for Q2 2025. The increase was primarily associated with the expansion of operations as the Company continued to advance its retail densification strategy in key markets, partially offset by ongoing cost controls.
Net loss for Q3 2025 was $25.8 million, compared to $24.4 million in the prior quarter. This was largely due to increased G&A expenses, partially offset by improvements in margin profile and ongoing cost-saving and operational efficiency initiatives.
Adjusted EBITDA1 was $31.1 million in Q3 2025 compared to $28.6 million in Q2 2025, with an Adjusted EBITDA Margin1 of 24.9%, a 250-basis point increase from the prior quarter. This improvement was driven by an increase in adjusted gross profit of 300-basis points and was partially offset by slightly higher G&A expenses.
Cash and cash equivalents at the end of Q3 2025 were $87.3 million and Net Debt4 was $281.8 million. Net cash used in operations was $2.0 million and reflects a $19.1 million biannual interest payment.

1    Measure is a non-GAAP financial measure. Please see “Non-GAAP Financial Information” below and “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this press release.
2    Includes both Company-owned and partner locations.
3    Under the Buyback Program, the Company may repurchase up to the lesser of: (i) 10,215,690 shares of the Company’s Class A common stock (“Common Shares”); and (ii) $2.25 million worth of Common Shares, in the open market. Total shares repurchased includes 11 million shares repurchased in a private transaction in Q4 2024.
4    Net Debt is a non-GAAP financial measure defined as total debt, net of unamortized deferred financing costs of ~$369.1 million, less cash and cash equivalents of $87.3 million as of September 30, 2025. Please see “Non-GAAP Financial Information” below.

Non-GAAP Financial Information and Definitions
This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release or in other information contained herein. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.
Adjusted EBITDA/Margin and Adjusted Gross Profit/Margin are non-GAAP financial measures. Please see “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this release.
We define Net Debt as total debt, net of unamortized deferred financing costs, less cash and cash equivalents, which components are disclosed in the Company’s Selected Condensed Consolidated Balance Sheet Information (Unaudited) included in the financial schedules attached to this press release under the captions “Current portion of debt, net,” “Long-term debt, net,”, and “Cash and cash equivalents.” We believe this measure is an important indicator of the Company’s ability to service its long-term debt obligations. This non-GAAP financial measure should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity and may not be comparable to similarly titled measures provided by other companies.
Conference Call and Webcast
AWH will host a conference call on Monday, November 10, 2025, at 5:00 p.m. ET, to discuss its financial results for the quarter ended September 30, 2025.
The call can be accessed by dialing 1-888-699-1199. A live webcast will be available on the Investor Relations section of AWH’s website at https://www.awholdings.com/investors, and will be archived for replay. The conference call replay can be accessed by phone at 1-888-660-6345, using code: 00660#, and will be available until midnight ET, Monday, November 17, 2025.

About Ascend Wellness Holdings
Ascend Wellness Holdings, Inc. (“AWH”) is a vertically integrated cannabis operator with assets across Illinois, Maryland, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. The Company owns and operates state-of-the-art cultivation facilities, where it grows award-winning strains and produces a curated selection of products for both retail and wholesale customers. AWH’s in-house brand and product portfolio includes Common Goods, Effin’, High Wired, Honor Roll, Ozone, Ozone Reserve, Royale, and Simply Herb. For more information, visit www.awholdings.com.
Additional information relating to the Company’s Q3 2025 results can be found on the Investor Relations section of AWH’s website at https://awholdings.com/investors/, the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval Plus (“SEDAR+”) at www.sedarplus.ca.
Cautionary Note Regarding Forward-Looking Information
This news release includes forward-looking information and statements (together, “forward-looking statements”), which may include, but are not limited to, the plans, intentions, expectations, estimates, and beliefs of the Company. Words such as “expects”, “continue”, “may”, “will”, “anticipates”, and “intends” or similar expressions are intended to identify forward-looking statements. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenue, expectations regarding production capacity, anticipated capital expenditures, expansion, profit, product demand, margins, costs, cash flows, sources of capital, growth rates, potential acquisitions, closing dates for transactions, regulatory approvals, future facility openings, and, enhancing shareholder value, reducing downward pressure on the stock, and future financial and operating results are forward-looking statements.
We caution investors that any such forward-looking statements are based on the Company’s current projections and expectations about future events and financial trends, the receipt of all required regulatory approvals, and on certain assumptions and analysis made by the Company in light of the experience of the Company and perception of historical trends, current conditions, and expected future developments and other factors management believes are appropriate.
Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein. Such factors include, among others, the risks and uncertainties identified in the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable, and in the Company’s other reports and filings with the applicable Canadian securities administrators on its profile on SEDAR+ at www.sedarplus.ca and the SEC on its profile on EDGAR at www.sec.gov. Although the Company believes that any forward-looking statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such statements, there can be no assurance that any such forward-looking statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking statements. Any forward-looking statements herein are made as of the date hereof, and except as required by applicable laws, the Company assumes no obligation and disclaims any intention to update or revise any forward-looking statements herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking statements herein, whether as a result of new information, future events or results, or otherwise, except as required by applicable laws. No securities regulator nor the Canadian Securities Exchange has reviewed, approved, or disapproved the content of this press release.

Contacts
Chief Financial Officer
Roman Nemchenko
(617) 453-4042 ext. 90102

Investor & Media Contact:
IR@awholdings.com
(617) 453-4042 ext. 90102

ASCEND WELLNESS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue, net	$124,734	$141,647	$380,035	$425,593
Cost of goods sold	(81,133)	(97,918)	(255,481)	(288,254)
Gross profit	43,601	43,729	124,554	137,339
Operating expenses
General and administrative expenses	44,926	46,146	124,395	138,703
Operating (loss) profit	(1,325)	(2,417)	159	(1,364)

Other (expense) income
Interest expense	(12,562)	(16,481)	(35,810)	(33,554)
Other, net	341	409	1,302	1,098
Total other expense	(12,221)	(16,072)	(34,508)	(32,456)
Loss before income taxes	(13,546)	(18,489)	(34,349)	(33,820)
Income tax expense	(12,279)	(9,767)	(35,141)	(34,383)
Net loss	$(25,825)	$(28,256)	$(69,490)	$(68,203)

Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.13)	$(0.13)	$(0.34)	$(0.32)
Weighted-average common shares outstanding — basic and diluted	202,970	214,290	203,943	212,134

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net cash (used in) provided by operating activities	$(2,003)	$1,972	$21,737	$38,126
Cash flows from investing activities
Additions to capital assets	(6,449)	(4,972)	(19,115)	(17,510)
Investments in notes receivable	(285)	—	(285)	(600)
Collection of notes receivable	4,181	81	4,345	8,345
Proceeds from sale of assets	—	—	27	11
Acquisition of businesses, net of cash acquired	(5,984)	200	(9,445)	(9,800)
Purchases of intangible assets	(4,000)	(6,450)	(4,500)	(10,450)
Net cash used in investing activities	(12,537)	(11,141)	(28,973)	(30,004)
Cash flows from financing activities
Proceeds from issuance of debt	9,345	217,413	72,412	217,413
Repayments of debt	(1,627)	(215,000)	(61,962)	(215,786)
Debt issuance costs	(102)	(6,658)	(462)	(6,658)
Repayments under finance leases	(548)	(126)	(1,395)	(366)
Taxes withheld under equity-based compensation plans, net	—	—	—	(5,060)
Repurchase of common stock	(586)	—	(1,580)	—
Proceeds from the exercise of stock options	60	175	60	175
Payment of contingent consideration	—	(4,842)	(819)	(4,842)
Distributions to non-controlling interests	—	(227)	—	(227)
Net cash provided by (used in) financing activities	6,542	(9,265)	6,254	(15,351)
Net decrease in cash, cash equivalents, and restricted cash	(7,998)	(18,434)	(982)	(7,229)
Cash, cash equivalents, and restricted cash at beginning of period	95,270	83,713	88,254	72,508
Cash, cash equivalents, and restricted cash at end of period	$87,272	$65,279	$87,272	$65,279

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in thousands)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$87,272	$88,254
Inventory	82,681	89,552
Other current assets	39,261	51,570
Property and equipment, net	288,903	260,461
Operating lease right-of-use assets	122,259	139,067
Intangible assets, net	206,865	205,502
Goodwill	57,780	49,599
Other noncurrent assets	15,341	16,426
Total Assets	$900,362	$900,431

Current portion of debt, net	$25,302	$73,881
Other current liabilities	70,702	70,660
Long-term debt, net	343,749	234,542
Operating lease liabilities, noncurrent	243,253	267,221
Other noncurrent liabilities	214,778	182,326
Total stockholders’ equity	2,578	71,801
Total Liabilities and Stockholders’ Equity	$900,362	$900,431

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs, which include depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, and other non-cash inventory adjustments. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense, other (income) expense, interest expense, depreciation and amortization, depreciation and amortization included in cost of goods sold, non-cash inventory adjustments, equity-based compensation, equity-based compensation included in cost of goods sold, start-up costs, start-up costs included in cost of goods sold, transaction-related and other non-recurring expenses, and gain or loss on sale of assets. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. The Company’s presentation of these financial measures may not be comparable to similar non-GAAP measures used by other companies. These financial measures are intended to provide additional information to investors regarding the Company’s performance.
The following table presents Adjusted Gross Profit for the quarter and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Gross Profit	$43,601	$43,729	$124,554	$137,339
Depreciation and amortization included in cost of goods sold	6,928	7,864	25,209	22,631
Equity-based compensation included in cost of goods sold	329	230	1,631	6,777
Non-cash inventory adjustments(1)	6,967	1,749	13,883	2,223
Adjusted Gross Profit	$57,825	$53,572	$165,277	$168,970
Adjusted Gross Margin	46.4%	37.8%	43.5%	39.7%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The following table presents Adjusted EBITDA for the quarter and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Net loss	$(25,825)	$(28,256)	$(69,490)	$(68,203)
Income tax expense	12,279	9,767	35,141	34,383
Other, net	(341)	(409)	(1,302)	(1,098)
Interest expense	12,562	16,481	35,810	33,554
Depreciation and amortization	16,771	16,628	53,001	48,689
Non-cash inventory adjustments(1)	6,967	1,749	13,883	2,223
Equity-based compensation	806	(129)	2,610	16,066
Start-up costs(2)	4,092	884	8,708	2,329
Transaction-related and other non-recurring expenses(3)	3,783	8,402	8,251	18,006
Loss (gain) on sale of assets	—	—	55	(11)
Adjusted EBITDA	$31,094	$25,117	$86,667	$85,938
Adjusted EBITDA Margin	24.9%	17.7%	22.8%	20.2%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.
(2)One-time costs associated with acquiring real estate, obtaining licenses and permits, and other costs incurred before commencement of operations at certain locations, as well as incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, other expenses resulting from delays in regulatory approvals, and other related one-time or non-recurring expenses, as applicable. The three and nine months ended September 30, 2025 also include $3,580 and $6,693, respectively, of unallocated overhead expenses at certain cultivation facilities resulting from a rebalancing of overhead expenses from cost of goods sold to general and administrative expenses based on overhead allocations relative to production output at those locations.
(3)Other non-recurring expenses including legal and professional fees associated with litigation matters, potential acquisitions, other regulatory matters, and other reserves or one-time expenses. The nine months ended September 30, 2025 includes approximately $700 of expenses associated with our May 2025 term loans and approximately $400 of expenses associated with our January 2025 term loans. The three and nine months ended September 30, 2025 include approximately $170 and $270, respectively, of fair value adjustments associated with acquisition earn-outs. The three and nine months ended September 30, 2024 each include a reserve of $2,083 associated with a noncurrent receivable and approximately $3,600 of expenses associated with a debt refinancing. The nine months ended September 30, 2024 also includes: a reserve of $5,774 related to certain amounts associated with a previous transaction, $984 recognized as a discount on a noncurrent receivable, and a $630 fair value adjustment related to an acquisition earn-out.